Exhibit 99.1

Press Release

Regeneron Reports First Quarter 2017 Financial and Operating Results

•	First quarter 2017 EYLEA® (aflibercept) Injection U.S. net sales increased 9% to $854 million versus first quarter 2016

•	First quarter 2017 EYLEA global net sales(1) increased 12% to $1.34 billion versus first quarter 2016

•	FDA approved Dupixent® (dupilumab) Injection for adults with moderate-to-severe atopic dermatitis

•	Positive Phase 2 results in dupilumab eosinophilic esophagitis study

•	Biologics License Application for Kevzara® (sarilumab) accepted with a target action date of May 22, 2017

Tarrytown, New York (May 4, 2017) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the first quarter of 2017 and provided a business update.

Financial Highlights

($ in millions, except per share data)	Three Months Ended March 31,
	2017	2016*	% Change
EYLEA U.S. net product sales	$854	$781	9%
Total revenues	$1,319	$1,201	10%
GAAP net income	$249	$181	38%
GAAP net income per share - diluted	$2.16	$1.59	36%
Non-GAAP net income(2)	$337	$273	23%
Non-GAAP net income per share - diluted(2)	$2.92	$2.40	22%

* See note (6) below and Table 3 for an explanation of revisions made to certain amounts previously reported for the three months ended March 31, 2016.

"In the first quarter, we were thrilled to receive U.S. FDA approval for Dupixent, our breakthrough therapy for moderate-to-severe atopic dermatitis, and are working to support access for appropriate patients who suffer from this serious disease," said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. "We are also pleased to have positive Phase 2 results with dupilumab in moderate-to-severe eosinophilic esophagitis, which marks the fourth allergic disease in which dupilumab has shown proof of concept. These data further validate the hypothesis that the IL-4/IL-13 pathway is a major driver in multiple allergic diseases. Additionally, we have received a new FDA action date for Kevzara, our therapy for rheumatoid arthritis, and are looking forward to a potential U.S. approval and launch in late May 2017."

Business Highlights

Marketed Product Update

EYLEA® (aflibercept) Injection for Intravitreal Injection

•
In the first quarter of 2017, net sales of EYLEA in the United States increased 9% to $854 million from $781 million in the first quarter of 2016. Overall distributor inventory levels remained within the Company's one- to two-week targeted range.

•
Bayer commercializes EYLEA outside the United States. In the first quarter of 2017, net sales of EYLEA outside of the United States(1) were $484 million, compared to $419 million in the first quarter of 2016. In the first quarter of 2017, Regeneron recognized $175 million from its share of net profit from EYLEA sales outside the United States, compared to $146 million in the first quarter of 2016.

Dupixent® (dupilumab) Injection

•	Dupilumab, an antibody that blocks signaling of IL-4 and IL-13, is currently being studied in asthma, children with atopic dermatitis, nasal polyps, and eosinophilic esophagitis.

•
The launch of Dupixent commenced following the March 28, 2017 U.S. Food and Drug Administration (FDA) approval for the treatment of adult patients with moderate-to-severe atopic dermatitis whose disease is not adequately controlled with topical prescription therapies or when those therapies are not advisable.

•	In the first quarter of 2017, a Phase 3 study of Dupixent in adolescent patients (12-17 years of age) with moderate-to-severe atopic dermatitis was initiated.

•
In March 2017, the Company and Sanofi presented additional detailed results from the Phase 3 LIBERTY AD CHRONOS study. The study met its primary and secondary endpoints, with patients receiving Dupixent with topical corticosteroids (TCS) achieving significantly improved measures of overall disease severity at 16 and 52 weeks, compared to TCS alone in adults with uncontrolled moderate-to-severe atopic dermatitis.

•	In the second quarter of 2017, a Phase 3 study of dupilumab in pediatric patients (6-11 years of age) with uncontrolled persistent asthma was initiated.

•
The Company recently completed a positive primary analysis from a Phase 2 proof-of-concept study of dupilumab in patients with active, moderate-to-severe eosinophilic esophagitis, which can be a manifestation of food allergy. Detailed data from this study will be presented at an upcoming medical conference. The Company and Sanofi plan to meet with the FDA and other regulators to determine next steps for development of dupilumab in this indication.

Praluent® (alirocumab) Injection for the Treatment of Elevated Low-Density Lipoprotein (LDL) Cholesterol

•
In the first quarter of 2017, global net sales of Praluent were $36 million, compared to $13 million in the first quarter of 2016. Product sales for Praluent are recorded by Sanofi, and the Company shares in any profits or losses from the commercialization of Praluent.

•
On January 5, 2017, the United States District Court for the District of Delaware issued a permanent injunction prohibiting the Company and Sanofi from marketing, selling, or commercially manufacturing Praluent in the United States. On February 8, 2017, the United States Court of Appeals for the Federal Circuit stayed (suspended) the injunction pending appeal. This ruling means that Regeneron and Sanofi will continue to market, sell, and commercially manufacture Praluent in the United States during the appeal process. Oral argument on the appeal is currently scheduled for June 6, 2017.

•	In April 2017, the FDA approved the supplemental Biologics License Application (sBLA) for a once-monthly (every four weeks), 300 mg dose of Praluent.

•	The ODYSSEY OUTCOMES trial remains ongoing, and is assessing the potential of Praluent to demonstrate cardiovascular benefit.

Kevzara® (sarilumab) Injection

•
In January 2017, Health Canada approved Kevzara for the treatment of adult patients with moderately to severely active rheumatoid arthritis who have an inadequate response to or intolerance to one or more biologic or non-biologic Disease-Modifying Anti-Rheumatic Drugs (DMARDs). This was the first approval of Kevzara worldwide.

•	In March 2017, the Company and Sanofi resubmitted the BLA for Kevzara, which the FDA has accepted for review with a target action date of May 22, 2017.

•
In April 2017, the European Medicine Agency's Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion for the marketing authorization of Kevzara, recommending its approval for use in adult patients with moderately to severely active rheumatoid arthritis.

Pipeline Progress

Regeneron has sixteen product candidates in clinical development. These consist of EYLEA and fifteen fully human monoclonal antibodies generated using the Company's VelocImmune® technology, including six in collaboration with Sanofi. In addition to EYLEA, Dupixent (dupilumab), Praluent, and Kevzara, updates from the clinical pipeline include:
REGN2810, an antibody to programmed cell death protein 1 (PD-1), is being studied in patients with cancer. A Phase 2 potentially pivotal study for the treatment of advanced cutaneous squamous cell carcinoma (CSCC), as well as various Phase 1 studies (both alone and in combination with other antibodies and treatments), continue to enroll patients. Data from a cohort of patients with CSCC from our Phase 1 trial will be presented at the upcoming American Society of Clinical Oncology (ASCO) conference in June 2017.

Suptavumab, an antibody to the Respiratory Syncytial Virus-F (RSV-F), finished enrolling patients in a Phase 3 study in the first quarter of 2017 subsequent to the completion of the Northern Hemisphere RSV season. Final enrollment in this study was approximately 1,200 patients.

Nesvacumab, an antibody to Ang2 co-formulated with aflibercept for intravitreal injection, is currently being studied in patients with neovascular age-related macular degeneration (wet AMD) and diabetic macular edema (DME). The Phase 2 ONYX study of nesvacumab/aflibercept for the treatment of wet AMD completed enrollment during the first quarter of 2017, and the Phase 2 RUBY study of nesvacumab/aflibercept for the treatment of DME completed enrollment during 2016.

REGN2477, an antibody to Activin A, received orphan drug designation from the FDA for the treatment of Fibrodysplasia Ossificans Progressiva (FOP) in the first quarter of 2017.

Evinacumab, an antibody to Angptl-3, received Breakthrough Therapy designation from the FDA in the first quarter of 2017 for the treatment of hypercholesterolemia in patients with homozygous familial hypercholesterolemia (HoFH).

REGN3500, an antibody to interleukin-33 receptor (IL-33), entered Phase 1 clinical development for the treatment of asthma in the first quarter of 2017.

Select Upcoming 2017 Milestones

Programs		Milestones
Dupixent (dupilumab)	•	Submission for additional regulatory approvals and regulatory agency decisions on applications outside of the United States
	•	Report results from Phase 3 asthma study
	•	Submit sBLA for asthma in adults
	•	Initiate Phase 3 study in pediatric patients in atopic dermatitis
	•	Initiate Phase 2 study in food allergies
Kevzara	•	FDA target action date of May 22, 2017
	•	Submission for additional regulatory approvals and regulatory agency decisions on applications outside of the United States
Praluent	•	Complete ODYSSEY OUTCOMES study
Suptavumab (REGN2222; RSV-F Antibody)	•	Report results from Phase 3 study
Fasinumab (NGF Antibody)	•	Initiate additional Phase 3 study in osteoarthritis pain
	•	Initiate Phase 3 study in chronic low back pain
REGN2810 (PD-1 Antibody)	•	Initiate Phase 3 study in first-line non-small cell lung cancer
	•	Initiate Phase 2 study in basal cell carcinoma
Nesvacumab/aflibercept (Ang2 Antibody co-formulated with aflibercept)	•	Report data from Phase 2 studies in DME (RUBY) and wet AMD (ONYX)

First Quarter 2017 Financial Results

Product Revenues: Net product sales were $858 million in the first quarter of 2017, compared to $784 million in the first quarter of 2016. EYLEA net product sales in the United States were $854 million in the first quarter of 2017, compared to $781 million in the first quarter of 2016.

Total Revenues: Total revenues, which include product revenues described above, increased by 10% to $1.319 billion in the first quarter of 2017, compared to $1.201 billion in the first quarter of 2016. Total revenues also include Sanofi and Bayer collaboration revenues of $404 million in the first quarter of 2017, compared to $399 million in the first quarter of 2016.

Research and Development (R&D) Expenses: GAAP R&D expenses were $507 million in the first quarter of 2017, compared to $470 million in the first quarter of 2016. The higher R&D expenses in the first quarter of 2017 were principally due to higher development costs, including an increase in fasinumab and REGN2810 clinical trial costs (partly offset by a decrease in clinical trial costs for dupilumab), manufacturing drug supplies, and higher headcount to support the Company's increased R&D activities. In addition, in the first quarter of 2017, R&D-related non-cash share-based compensation expense was $74 million, compared to $78 million in the first quarter of 2016.

Selling, General, and Administrative (SG&A) Expenses: GAAP SG&A expenses were $297 million in the first quarter of 2017, compared to $290 million in the first quarter of 2016. The increase in SG&A expenses was primarily due to higher headcount and commercialization-related expenses in connection with preparing to launch Kevzara and Dupixent. In addition, in the first quarter of 2017, SG&A-related non-cash share-based compensation expense was $54 million, compared to $60 million in the first quarter of 2016.

Cost of Goods Sold (COGS): GAAP COGS was $61 million in the first quarter of 2017, compared to $79 million in the first quarter of 2016. COGS decreased principally due to a decrease in royalties since the Company's obligation to pay Genentech based on U.S. sales of EYLEA ended in May 2016, partly offset by an increase in various start-up costs in connection with the Company's Limerick, Ireland commercial manufacturing facility.

Cost of Collaboration and Contract Manufacturing (COCM): GAAP COCM was $23 million in the first quarter of 2017, compared to $33 million in the first quarter of 2016. COCM decreased primarily due to lower royalties since the Company's obligation to pay Genentech based on sales of EYLEA outside the United States also ended in May 2016.

Income Tax Expense: In the first quarter of 2017, GAAP income tax expense was $183 million and the effective tax rate was 42.4%, compared to $149 million and 45.1% in the first quarter of 2016. The effective tax rate for the first quarter of 2017 was negatively impacted, compared to the U.S. federal statutory rate, by losses incurred in foreign jurisdictions with rates lower than the federal statutory rate and the non-tax deductible Branded Prescription Drug Fee, partly offset by the tax benefit associated with stock-based compensation, the domestic manufacturing deduction, and the federal tax credit for research activities.

GAAP and Non-GAAP Net Income(2): The Company reported GAAP net income of $249 million, or $2.36 per basic share and $2.16 per diluted share, in the first quarter of 2017, compared to GAAP net income of $181 million, or $1.74 per basic share and $1.59 per diluted share, in the first quarter of 2016.

The Company reported non-GAAP net income of $337 million, or $3.19 per basic share and $2.92 per diluted share, in the first quarter of 2017, compared to non-GAAP net income of $273 million, or $2.62 per basic share and $2.40 per diluted share, in the first quarter of 2016.

A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.

Tarrytown, New York Facilities Update: On March 3, 2017, the Company completed a new lease financing for its Tarrytown, New York facilities (the Facility). As a result of this transaction, the Company leased the Facility from Banc of America Leasing & Capital, LLC (BAL) for a term of five years. At the end of the lease term, the Company has an option to extend the term of the lease, purchase the Facility at a predetermined amount, or sell the Facility to a third party on behalf of BAL. The rent payments under this lease are expected to be lower than those under the Company’s previous leases for its corporate headquarters.

2017 Financial Guidance(3)

The Company's updated full year 2017 financial guidance consists of the following components:

EYLEA U.S. net product sales	Single digit percentage growth over 2016 (reaffirmed)
Sanofi reimbursement of Regeneron commercialization-related expenses	$385 million - $425 million (previously $400 million - $450 million)
Non-GAAP unreimbursed R&D(2)(4)	$950 million - $1.025 billion (reaffirmed)
Non-GAAP SG&A(2)(4)	$1.140 billion - $1.200 billion (previously $1.175 billion - $1.250 billion)
Effective tax rate	32% - 38% (reaffirmed)
Capital expenditures	$300 million - $350 million (previously $375 million - $450 million)

(1)
Regeneron records net product sales of EYLEA in the United States. Outside the United States, EYLEA net product sales comprise sales by Bayer in countries other than Japan and sales by Santen Pharmaceutical Co., Ltd. in Japan under a co-promotion agreement with an affiliate of Bayer. The Company recognizes its share of the profits (including a percentage on sales in Japan) from EYLEA sales outside the United States within "Bayer collaboration revenue" in its Statements of Operations.

(2)
This press release uses non-GAAP net income, non-GAAP net income per share, non-GAAP unreimbursed R&D, and non-GAAP SG&A, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). These non-GAAP financial measures are computed by excluding certain non-cash and other items from the related GAAP financial measure. Non-GAAP adjustments also include the income tax effect of reconciling items.

The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control, such as the Company's stock price on the dates share-based grants are issued. Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. Additionally, such non-GAAP measures provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's historical GAAP to non-GAAP results is included in Table 3 of this press release.

(3)
The Company's 2017 financial guidance does not assume the completion of any significant business development transactions not completed as of the date of this press release and assumes that Praluent will remain on the market throughout 2017.

(4)	A reconciliation of full year 2017 non-GAAP to GAAP financial guidance is included below:

	Projected Range
(In millions)	Low	High
GAAP unreimbursed R&D (5)	$1,245	$1,340
R&D: Non-cash share-based compensation expense	(295)	(315)
Non-GAAP unreimbursed R&D	$950	$1,025

GAAP SG&A	$1,345	$1,435
SG&A: Non-cash share-based compensation expense	(205)	(235)
Non-GAAP SG&A	$1,140	$1,200

(5)	Unreimbursed R&D represents R&D expenses reduced by R&D expense reimbursements from the Company's collaborators and/or customers.

(6)
Applicable GAAP amounts previously reported for the three months ended March 31, 2016 have been revised due to the adoption of Accounting Standards Update 2016-09 ("ASU 2016-09"), Compensation - Stock Compensation, Improvements to Employee Share-Based Payment Accounting, during the second quarter of 2016. The Company revised its GAAP net income from the amounts originally reported for the quarterly period ended March 31, 2016 to include a $15.6 million income tax benefit, which was originally recorded as additional paid-in capital. In addition, refer to Table 3 for a description of revisions to non-GAAP measures previously reported for the three months ended March 31, 2016.

Conference Call Information

Regeneron will host a conference call and simultaneous webcast to discuss its first quarter 2017 financial and operating results on Thursday, May 4, 2017, at 8:30 AM. To access this call, dial (888) 771-4371 (U.S.) or (847) 585-4405 (International). A link to the webcast may be accessed from the "Events and Presentations" page of Regeneron's website at www.regeneron.com. A replay of the conference call and webcast will be archived on the Company's website and will be available for 30 days.

About Regeneron Pharmaceuticals, Inc.

Regeneron is a leading science-based biopharmaceutical company that discovers, invents, develops, manufactures, and commercializes medicines for the treatment of serious medical conditions.  Regeneron commercializes medicines for eye diseases, high LDL cholesterol, atopic dermatitis, and a rare inflammatory condition and has product candidates in development in other areas of high unmet medical need, including rheumatoid arthritis, asthma, pain, cancer, and infectious diseases. For additional information about the Company, please visit www.regeneron.com or follow @Regeneron on Twitter.

Forward-Looking Statements and Use of Digital Media

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements.  Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words.  These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned; risks associated with intellectual property of other parties and pending or future litigation relating thereto, including without limitation the patent litigation relating to Praluent® (alirocumab) Injection, the permanent injunction granted by the United States District Court for the District of Delaware that, if upheld on appeal, would prohibit Regeneron and Sanofi from marketing, selling, or commercially manufacturing Praluent in the United States, the outcome of any appeals regarding such injunction, the ultimate outcome of such litigation, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition; the likelihood and timing of achieving any of the anticipated milestones described in this news release; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron's late-stage product candidates and new indications for marketed products, including without limitation EYLEA® (aflibercept) Injection, Dupixent® (dupilumab) Injection, Praluent, Kevzara® (sarilumab) Injection, fasinumab, REGN2810, suptavumab, nesvacumab, REGN2477, evinacumab, and REGN3500; ongoing regulatory obligations and oversight impacting Regeneron's marketed products (such as EYLEA, Dupixent, and Praluent), research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize

Regeneron's products and product candidates; competing drugs and product candidates that may be superior to Regeneron's products and product candidates; uncertainty of market acceptance and commercial success of Regeneron's products and product candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary), on the commercial success of Regeneron's products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers, or other third parties to perform filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance, including without limitation those relating to EYLEA U.S. net product sales, Sanofi reimbursement of Regeneron commercialization-related expenses, non-GAAP unreimbursed R&D, non-GAAP SG&A, effective tax rate, and capital expenditures; and the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi, Bayer, and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable), to be cancelled or terminated without any further product success.  A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2016 and its Form 10-Q for the quarterly period ended March 31, 2017.  Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron.  Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (http://newsroom.regeneron.com) and its Twitter feed (http://twitter.com/regeneron).

Non-GAAP Financial Measures

This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of historical non-GAAP financial measures.

###

Contact Information:

Manisha Narasimhan, Ph.D.	Hala Mirza
Investor Relations	Corporate Communications
914-847-5126	914-847-3422
manisha.narasimhan@regeneron.com	hala.mirza@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	December 31,
	2017	2016
Assets:
Cash and marketable securities	$2,274,779	$1,902,944
Accounts receivable - trade, net	1,339,794	1,343,368
Accounts receivable from Sanofi and Bayer	409,754	268,252
Inventories	466,576	399,356
Deferred tax assets	866,291	825,303
Property, plant, and equipment, net	2,277,029	2,083,421
Other assets	183,142	150,822
Total assets	$7,817,365	$6,973,466

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$1,168,901	$980,659
Deferred revenue	1,074,836	1,062,436
Capital and facility lease obligations	707,607	481,126
Stockholders' equity	4,866,021	4,449,245
Total liabilities and stockholders' equity	$7,817,365	$6,973,466

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016*
Revenues:
Net product sales	$858,245	$784,182
Sanofi collaboration revenue	210,367	219,694
Bayer collaboration revenue	193,939	179,592
Other revenue	56,440	17,381
	1,318,991	1,200,849
Expenses:
Research and development	507,435	470,112
Selling, general, and administrative	296,846	289,677
Cost of goods sold	61,253	78,942
Cost of collaboration and contract manufacturing	22,915	32,810
	888,449	871,541

Income from operations	430,542	329,308

Other income (expense), net	1,747	843

Income before income taxes	432,289	330,151

Income tax expense	(183,358)	(148,766)

Net income	$248,931	$181,385

Net income per share - basic	$2.36	$1.74
Net income per share - diluted	$2.16	$1.59

Weighted average shares outstanding - basic	105,572	104,290
Weighted average shares outstanding - diluted	115,106	114,228

* Certain revisions have been made to the previously reported amounts for the three months ended March 31, 2016. See note (6) above.

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
GAAP net income (a)	$248,931	$181,385
Adjustments:
R&D: Non-cash share-based compensation expense	73,523	78,102
SG&A: Non-cash share-based compensation expense	53,812	60,082
COGS and COCM: Non-cash share-based compensation expense	6,454	4,066
Income tax effect of reconciling items above (b)	(46,179)	(50,699)
Non-GAAP net income (b)	$336,541	$272,936

Non-GAAP net income per share - basic	$3.19	$2.62
Non-GAAP net income per share - diluted	$2.92	$2.40

Shares used in calculating:
Non-GAAP net income per share - basic	105,572	104,290
Non-GAAP net income per share - diluted	115,178	113,859

(a)	Certain revisions have been made to the previously reported amount for the three months ended March 31, 2016. See note (6) above.
(b)
Prior to the quarter ended June 30, 2016, non-GAAP measures presented by the Company also included an income tax expense adjustment from GAAP tax expense to the amount of taxes that were paid or payable in cash in respect of the relevant period. Historically, there had been a significant difference between the Company's GAAP effective tax rate and actual cash income taxes paid or payable primarily due to the utilization of excess tax benefits in connection with employee exercises of stock options (which were recorded to additional paid-in capital for GAAP reporting purposes). In connection with the adoption of ASU 2016-09 (see note (6) above) during the second quarter of 2016, the Company chose to discontinue such non-GAAP adjustment as ASU 2016-09 requires entities to recognize excess tax benefits in connection with employee exercises of stock options in the income statement. A reconciliation to the previously reported non-GAAP net income is presented below:

Three Months Ended March 31, 2016
Non-GAAP net income - as revised (see above)	$272,936
Income tax benefit related to the adoption of ASU 2016-09 (see note 6 above)	(15,649)
Income tax effect of reconciling items (see above)	50,699
Non-cash income taxes (as previously reported)	(15,271)
Non-GAAP net income - as previously reported	$292,715

Note: As a result of the above revisions to non-GAAP net income, non-GAAP net income per share (basic and diluted) has also been revised accordingly.

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION REVENUE (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2017	2016
Sanofi collaboration revenue:
Reimbursement of Regeneron research and development expenses	$213,924	$222,877
Reimbursement of Regeneron commercialization-related expenses	73,559	68,722
Regeneron's share of losses in connection with commercialization of antibodies	(108,402)	(99,422)
Other	31,286	27,517
Total Sanofi collaboration revenue	210,367	219,694

Bayer collaboration revenue:
Regeneron's net profit in connection with commercialization of EYLEA outside the United States	174,876	145,835
Cost-sharing of Regeneron development expenses	6,349	4,639
Other	12,714	29,118
Total Bayer collaboration revenue	193,939	179,592

Total Sanofi and Bayer collaboration revenue	$404,306	$399,286

Note: In addition to amounts presented in the table above, the Company recorded $22.1 million for the three months ended March 31, 2017 related to reimbursements of Regeneron research and development expenses in connection with its collaboration agreement with Teva. The Company also recorded $2.7 million and $0.2 million for the three months ended March 31, 2017 and 2016, respectively, related to reimbursements of Regeneron research and development expenses by other entities.